Exhibit 10.7

REXNORD CORPORATION

SPECIAL SIGNING BONUS PLAN

DATED:  JULY 21, 2006

This document sets forth the terms of the Special Signing Bonus Plan (the “Plan”) of Rexnord Corporation (and any successor to such corporation, the “Company”).

1.             Operation of the Plan

1.1          Participation.  Only the Persons (as defined in Exhibit A hereto) who are employees, consultants or directors of, or who are otherwise providing services to, the Company or one of its Subsidiaries (as such term is defined in Exhibit A hereto) and are listed in Exhibit B hereto (each, a “Participant”) are eligible to receive a bonus (a “Bonus”) under the Plan.

1.2          Bonus Amount.  The amount of each Participant’s Bonus under the Plan shall be communicated to the Participant in a “Plan Participation Letter,” which may contain terms and conditions on the payment of a Bonus under the Plan in addition to those set forth herein.

1.3          Award Payment and Timing.  A Participant’s Bonus will be paid by the Company to the Participant in cash upon or as soon as administratively practicable following the earliest to occur of (i) the payment date specified in the Participant’s Plan Participation Letter, (ii) a Change in Control (as defined in Exhibit A hereto) or (iii) the Participant’s Separation From Service (as defined in Exhibit A hereto), whenever it may occur (the earliest of such dates to occur is referred to herein as the “Payment Date”); provided, however, that in no event shall the Bonus be paid later than the 30th day following the Payment Date.

2.             Other Rules

2.1          Administration.  The Board of Directors of the Company (the “Board”) shall administer the Plan.  The Board shall have the authority to construe and interpret the Plan and any agreement, Plan Participation Letter or other document relating to the Plan.  All actions taken and all interpretations and determinations made by the Board in respect of the Plan shall be made in the Board’s sole discretion, shall be conclusive and binding on all persons and shall be given the maximum deference permitted by law.

2.2          No Assignment.  The rights, if any, of a Participant or any other person to any Bonus payment or other benefits under the Plan may not be assigned, transferred, pledged, or encumbered except by will or the laws of descent or distribution.  The Company may, without the consent of Participants, assign its obligations under the Plan to any of its Subsidiaries or other Affiliates (as defined in Exhibit A hereto) or to any successor to all or substantially all of the its assets or otherwise in connection with a Change in Control.

2.3          Withholding.  All payments made under the Plan will be subject to required income, employment and other tax withholdings and any other authorized deductions.

2.4          Amendment; Section 409A.  The Company reserves the right to amend and/or terminate the Plan at any time and in any manner, with or without notice; provided, however, that the written consent of a Participant will be required to the extent such amendment or termination adversely affects the Participant’s rights under the Plan.  No amendment shall be binding upon the Company unless approved by the Company and set forth in writing.  Without limiting the foregoing, the Plan is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the Company reserves the right to make any amendments to the Plan consistent with Participants’ rights hereunder to the extent it deems necessary or advisable to so comply.

2.5          No Fiduciary Relationship.  Nothing contained in the Plan and no action taken pursuant to the provisions of the Plan shall create or be construed as creating a trust or any kind of fiduciary relationship between the Company or any of its Subsidiaries or other Affiliates, on one hand, and any Participant or any other person, on the other hand.

2.6          No Right to Continued Employment.  Nothing contained in the Plan or any related document constitutes an employment or service commitment by the Company or any of its Subsidiaries or other Affiliates, affects an employee’s status as an employee at will, confers upon any Participant any right to remain employed by or in service to the Company or any of its Subsidiaries or other Affiliates, interferes in any way with the right of the Company or any of its Subsidiaries or other Affiliates to terminate a Participant’s employment or service or to change the Participant’s compensation or other terms of employment or service at any time (except as otherwise provided in an employment or consulting agreement between the Company and a Participant).  The Plan provides for a one-time payment for each Participant, and it is not anticipated that any Participant will be eligible for any future bonus under the Plan.

2.7          Governing Law.  The Plan, and any and all documents evidencing the Bonuses (including, without limitation, any Plan Participation Letter) and all other related documents, shall be governed by and construed in accordance with the domestic laws of the state of New York without regard to conflicts of laws principles thereof that would cause the application of the laws of any jurisdiction other than the state of New York.

2.8          Arbitration; Waiver of Trial.  Any dispute or controversy arising under, out of, or in connection with or in relation to the Plan or a Plan Participation Letter shall be finally determined and settled by arbitration in New York, New York in accordance with the Commercial Rules of the American Arbitration Association, and judgment upon the award may be entered in any court having jurisdiction.  Within 20 days of the conclusion of the arbitration hearing, the arbitrator shall prepare written findings of fact and conclusions of law.  It is mutually agreed that the written decision of the arbitrator shall be valid, binding, final and non-appealable; provided, however, that the arbitrator shall not be empowered to award punitive damages against any party to such arbitration.  To the extent permitted by law, the arbitrator’s fees and expenses will be borne equally by each party.  In the event that an action is brought to enforce the provisions of the Plan or a Plan Participation Letter pursuant to this Section 2.8, each party to such action shall pay its own attorney’s fees and expenses regardless of whether in the opinion of the court or arbitrator deciding such action there is a prevailing party.  THE COMPANY AND THE PARTICIPANTS EXPRESSLY WAIVE ALL RIGHT TO A TRIAL, INCLUDING, WITHOUT LIMITATION, TRIAL BY JURY, IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THE PLAN OR A PLAN PARTICIPATION LETTER.

2.9          Notices.  All notices, requests, consents and other communications hereunder to the Company or any Participant shall be deemed to be sufficient if contained in a written instrument and shall be deemed to have been duly given when delivered in person, by telecopy, by nationally-recognized overnight courier, or by first class registered or certified mail, postage prepaid, addressed to such party at the address set forth below or such other address as may hereafter be designated in writing by the addressee to the addressor:

(i)            if to the Company, to:

Rexnord Corporation
4701 Greenfield Avenue
Milwaukee, WI 53214
Attention:  Patty Whaley

with copies to:

Rexnord Corporation
c/o Apollo Management, L.P.
9 West 57th Street, 43rd Floor
New York, NY  10016
Fax:  (212) 515-3288
Attention:  Steven Martinez

and

Rexnord Corporation
c/o Apollo Management, L.P.
10250 Constellation Blvd., Suite 2900
Los Angeles, CA  90067
Fax:  (310) 843-1933
Attention:  Larry Berg

and

O’Melveny & Myers LLP
Times Square Tower
7 Times Square
New York, NY  10036
Fax:  (212) 326-2061
Attention:  John M. Scott, Esq.

(ii)           if to a Participant, to the Participant’s home address on file with the Company.

2.10        Severability.  If it is determined that any provision of the Plan or a Plan Participation Letter, or any action pursuant thereto, is illegal or unenforceable for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan and/or Plan Participation Letter, the Plan and Plan Participation Letter shall be construed and enforced as if the illegal or invalid provisions had not been included, and the illegal or invalid action shall be null and void.

2.11        Other Company Compensation or Benefit Programs.  A Bonus received by a Participant under the Plan shall not be deemed a part of the Participant’s compensation for purposes of the determination of benefits under any other employee welfare or benefit plans or arrangements, if any, provided by the Company or any of its Subsidiaries or other Affiliates, except where the Company expressly otherwise provides or authorizes in writing.

Bonuses under the Plan may be made in addition to or in combination with grants, awards or commitments under any other plans or arrangements of the Company or any of its Subsidiaries or other Affiliates.

2.12        Section Headings.  Section headings are provided herein for convenience only and are not to serve as a basis for interpretation or construction of the Plan.

2.13        Effective Date.  The Plan is adopted by the Company effective as of July 21, 2006.

I hereby certify that the foregoing Plan was duly adopted by the Board of Directors of Rexnord Corporation on July 21, 2006.

Executed on this 21st day of July, 2006

REXNORD CORPORATION

By:	/s/ Thomas J. Jansen

Name:	Thomas J. Jansen

Its:	Executive Vice President and Chief Financial Officer

EXHIBIT A
REXNORD CORPORATION SPECIAL SIGNING BONUS PLAN

DEFINITIONS

For purposes of the Plan, the following terms shall have the following meanings:

A.1                             “Affiliate” means, with respect to any Person (as defined below), any other Person that, directly or indirectly, controls, is controlled by, or is under common control with, such Person, through one or more intermediaries or otherwise.  For purposes of this definition, “control” means, when used with respect to any Person, the power to direct the management and policies of such Person, directly or indirectly, through the ownership of voting securities, by contract or otherwise.

A.2          “Change in Control” means:

(a)                                  Approval by stockholders of the Company (or, if no stockholder approval is required, by the Board of Directors of the Company alone) of the complete dissolution or liquidation of the Company, other than in the context of a Business Combination (as defined below) that does not constitute a Change in Control under paragraph (c) below;

(b)                                 The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this paragraph (b), the following acquisitions shall not constitute a Change in Control; (A) any acquisition directly from the Company or any of its Subsidiaries, (B) any acquisition by the Company or any of its Subsidiaries, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its Affiliates or a successor, (D) any acquisition by any entity pursuant to a Business Combination, (E) any acquisition by a Person who is the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of the Outstanding Company Common Stock and/or the Outstanding Company Voting Securities on the Effective Date (or an Affiliate, heir or descendant of such Person) or (F) any acquisition by Apollo Management VI, L.P., a Delaware limited partnership, or one of its Affiliated investment funds; or

(c)                                  Consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Company or any corporation or other entity a majority of whose outstanding voting stock or voting power is beneficially owned directly or indirectly by the Company (a “Subsidiary”), a sale or other disposition of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, or the acquisition of assets or stock of another entity by the Company or any of its Subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, (1) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets directly or through one or more subsidiaries (a “Parent”)), and (2) no Person (excluding any individual or entity described in clauses (C), (E) or (F) of paragraph (b) above) beneficially owns (within the meaning of Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, more than 50% of the combined voting power of the then-outstanding voting securities of such entity, except to the extent that the ownership in excess of 50% existed prior to the Business Combination;

provided, however, that an underwritten public offering of the securities of the Company or any of its Subsidiaries shall in no event constitute a Change in Control for purposes of the Plan, and provided, further, that no event or transaction shall constitute a Change in Control for purposes of the Plan unless such event or transaction is also a “change in control event” for purposes of Section 409A of the Code and the published authorities promulgated thereunder.

A.3                             “Separation From Service” means the death, retirement or other termination of a Participant’s employment or service with the Company and its Subsidiaries (as such term is defined in the definition of Change in Control); provided, however, that in no event shall a termination of a Participant’s employment or service with the Company or any of its Subsidiaries constitute a Separation From Service unless such termination of employment or service is also a “separation from service” within the meaning of Section 409A of the Code and the published authorities promulgated thereunder.